Exhibit 10.20

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (together with the attached Exhibit A (the “Business Terms Exhibit”) and Exhibit B (the “EU Data Privacy Exhibit”), the “Agreement”), is made as of August 1, 2023 (the “Effective Date”) by and between Aeglea BioTherapeutics, Inc., a Delaware corporation (the “Company”), and Mark McKenna (“Consultant”). The Company desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide services to the Company, all as provided in this Agreement.

1.

Services. The Company retains Consultant, and Consultant agrees to provide, consulting and advisory services to the Company as the Company from time to time may reasonably request and as specified in the Business Terms Exhibit (the “Consulting Services”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed to in writing between Consultant and the Company prior to implementation of the changes.

2.	Compensation. As full consideration for Consulting Services provided under this Agreement, the Company agrees to pay Consultant and reimburse expenses as described in the Business Terms Exhibit.

3.

Performance. Consultant agrees to provide the Consulting Services to the Company, or to its designee, in accordance with all applicable laws and regulations and the highest professional standards. Consultant represents and warrants that Consultant has not been, and is not under consideration to be (a) debarred from providing services pursuant to Section 306 of the United States Federal Food Drug and Cosmetic Act, 21 U.S.C. § 335a; (b) excluded, debarred or suspended from, or otherwise ineligible to participate in, any federal or state health care program or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. § 1320a-7b(f)); (c) disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding; or (d) convicted of a criminal offense related to the provision of health care items or services, or under investigation or subject to any such action that is pending.

4.

Compliance with Obligations to Third Parties. Consultant represents and warrants to the Company that the terms of this Agreement and Consultant’s performance of Consulting Services do not and will not conflict with any of Consultant’s obligations to any third parties. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other third party in connection with any of the Consulting Services. If Consultant is an employee of another company or institution, Consultant represents and warrants that Consultant is permitted to enter into this Agreement pursuant to such company’s or institution’s policies concerning professional consulting and additional workload. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services, nor take any other action that would result in a third party asserting ownership of, or other rights in, any Work Product (defined in Section 5), unless agreed upon in writing in advance by the Company.

5.

Work Product. Consultant will promptly and fully disclose in confidence to the Company all inventions, discoveries, improvements, ideas, concepts, designs, processes, formulations, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, information, data, documentation, reports, research, creations and other products arising from or made in the performance of (solely or jointly with others) the Consulting Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant assigns and agrees to assign to the Company all rights in the United States and throughout the world to Work Product. Consultant will keep and maintain adequate and current written records of all Work Product, and such records will be available to and remain the sole property of the Company at all times. For purposes of the copyright laws of the United States, Work Product will constitute “works made for hire,” except to the extent such Work Product cannot by law be “works made for hire”. Consultant represents and warrants that Consultant has and will have the right to transfer and assign to the Company ownership of all Work Product. Consultant will execute all documents, and take any and all actions needed, all without further consideration, in order to confirm the Company’s rights as outlined above. In the event that Consultant should fail or refuse to execute such documents within a reasonable time, Consultant appoints the Company as attorney to execute and deliver any such documents on Consultant’s behalf.

6.	Confidentiality.

6.1

Definition. “Confidential Information” means (a) any non-public scientific, technical, business or financial information or trade secrets in whatever form (written, oral or visual) that is furnished or made available to Consultant by or on behalf of the Company; (b) all information contained in or comprised of Company Materials (defined in Section 7); and (c) all Work Product. Confidential Information is, and will remain, the sole property of the Company.

6.2

Obligations. During the Term (as defined in Section 9) and thereafter, Consultant agrees to (a) hold in confidence all Confidential Information, and not disclose Confidential Information without the prior written consent of the Company; (b) use Confidential Information solely in connection with the Consulting Services; (c) treat Confidential Information with no less than a reasonable degree of care; (d) reproduce Confidential Information solely to the extent necessary to provide the Consulting Services, with all such reproductions being considered Confidential Information; and (e) notify the Company of any unauthorized disclosure of Confidential Information promptly upon becoming aware of such disclosure. If Consultant is required by a governmental authority or by order of a court of competent jurisdiction to disclose any Confidential Information, Consultant will give the Company prompt written notice thereof and Consultant will take all reasonable and lawful actions to avoid or minimize the degree of such disclosure. Consultant will cooperate reasonably with the Company in any efforts to seek a protective order.

6.3	Exceptions. Consultant’s obligations of non-disclosure and non-use under this Agreement will not apply to any portion of Confidential Information that Consultant can demonstrate, by competent proof:

(a)	is generally known to the public at the time of disclosure or becomes generally known through no wrongful act on the part of Consultant;

(b)	is in Consultant’s possession at the time of disclosure other than as a result of Consultant’s breach of any legal obligation;

(c)	becomes known to Consultant on a non-confidential basis through disclosure by sources other than the Company having the legal right to disclose such Confidential Information; or

(d)	is independently developed by Consultant without reference to or reliance upon Confidential Information.

6.4	Defend Trade Secrets Act. The Company provides notice to Consultant that pursuant to the United States Defend Trade Secrets Act of 2016:

(a)

An individual will not be held criminally or civilly liable under any United States federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and

(b)

An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.

In addition, this Agreement does not prohibit Consultant from participating in or cooperating with any government investigation or proceeding, nor does this Agreement restrict Consultant from disclosing Confidential Information to government agencies in a reasonable manner when permitted by applicable state or federal “whistleblower” or other laws.

6.5	Personal Identifiable Information.

(a)

In General. Notwithstanding anything to the contrary in this Section 6, to the extent that Consultant may, during or as a result of rendering Consulting Services, have access to any information that could be used to identify an individual (“Personal Identifiable Information”), (i) Consultant will not disclose to any third party nor use such Personal Identifiable Information other than to provide the Consulting Services and as long as such disclosure and use is in compliance with applicable law; and (ii) such restrictions on the disclosure and use of Personal Identifiable Information will remain in place for as long as such restrictions are required under applicable law.

(b)

EU Data Protection. Without limiting the generality of Section 6.5(a), to the extent Consultant may, during or as a result of rendering Consulting Services, have access to European Union-originating Personal Data, as that term is defined in the General Data Protection Regulation (EU) 2016/679 (the “GDPR”), the terms set forth in the EU Data Privacy Exhibit will apply in addition to the other terms and conditions of this Agreement.

7.

Company Materials. All documents, data, records, materials, compounds, apparatus, equipment and other physical property furnished or made available by or on behalf of the Company to Consultant in connection with this Agreement (“Company Materials”) are and will remain the sole property of the Company. Consultant will use Company Materials only as necessary to perform the Consulting Services and will not transfer or make available to any third party the Company Materials without the express prior written consent of the Company. Consultant will return to the Company any and all Company Materials upon request.

8.

Publication; Publicity. Consultant may not publish or refer to Work Product, in whole or in part, without the prior express written consent of the Company. Consultant will not use the name, logo, trade name, service mark, or trademark, or any simulation, abbreviation, or adaptation of same, or the name of the Company or any of its affiliates for publicity, promotion, or other uses without the Company’s prior written consent.

9.

Expiration/Termination. The term of this Agreement will commence on the Effective Date and expire at the end of the period specified in the “Term” Section of the Business Terms Exhibit, unless sooner terminated pursuant to the provisions of this Section 9 or extended by mutual written agreement of the parties (the “Term”). The Company may terminate this Agreement at any time with or without cause upon not less than ten (10) days’ prior written notice to Consultant. Consultant may terminate this Agreement at any time with or without cause upon not less than sixty (60) days’ prior written notice to the Company. Any expiration or termination of this Agreement shall be without prejudice to any obligation of either party that has accrued prior to the effective date of expiration or termination. Upon expiration or termination of this Agreement, neither Consultant nor the Company will have any further obligations under this Agreement, except that (a) Consultant will terminate all Consulting Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by the Company, unless the Company specifies in the notice of termination that Consulting Services in progress should be completed; (b) Consultant will deliver to the Company all Work Product made through expiration or termination; (c) the Company will pay Consultant any monies due and owing Consultant, up to the time of termination or expiration, for Consulting Services properly performed and all authorized expenses actually incurred; (d) Consultant will immediately return to the Company all Company Materials and other Confidential Information and copies thereof provided to Consultant under this Agreement; and (e) the terms, conditions and obligations under Sections 3 (last sentence), 4, 5, 6, 7, 8, 9, and 10 and the EU Data Privacy Exhibit will survive expiration or termination of this Agreement.

10.	Miscellaneous.

10.1

Independent Contractor. The parties understand and agree that Consultant is an independent contractor and not an agent or employee of the Company. Consultant has no authority to obligate the Company by contract or otherwise. Consultant will not be eligible for any employee benefits of the Company and expressly waives any rights to any employee benefits. Except as otherwise required by law, Consultant will bear sole responsibility for paying and reporting Consultant’s own applicable federal and state income taxes, social security taxes, unemployment insurance, workers’ compensation, and health or disability insurance, retirement benefits, and other welfare or pension benefits, if any, and indemnifies and holds the Company harmless from and against any liability with respect to such taxes, benefits and other matters.

10.2

Use of Name. Consultant consents to the use by the Company of Consultant’s name on its website, in press releases, company brochures, offering documents, presentations, reports or other documents in printed or electronic form, and any documents filed with or submitted to any governmental or regulatory agency or any securities exchange or listing entity; provided, that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to the Company.

10.3

Entire Agreement. This Agreement contains the entire agreement of the parties with regard to its subject matter, and supersedes all prior or contemporaneous written or oral representations, agreements and understandings between the parties relating to that subject matter. This Agreement may be changed only by a writing signed by Consultant and an authorized representative of the Company.

10.4

Assignment and Binding Effect. The Consulting Services to be provided by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or assign, transfer or subcontract any of Consultant’s rights or obligations under this Agreement. The Company may transfer or assign this Agreement, in whole or in part, without the prior written consent of Consultant. Any purported assignment or transfer in violation of this Section is void. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns.

10.5

Notices. All notices required or permitted under this Agreement must be in writing and must be given by directing the notice to the address for the receiving party set forth in this Agreement or at such other address as the receiving party may specify in writing under this procedure. Notices to the Company will be marked “Attention: Board of Directors”. All notices must be given (a) by personal delivery, with receipt acknowledged; (b) by prepaid certified or registered mail, return receipt requested; or (c) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

10.6

Governing Law. This Agreement and any disputes relating to or arising out of this Agreement will be governed by, construed, and interpreted in accordance with the internal laws of the State of Delaware, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The parties agree to submit to the exclusive jurisdiction of the state and federal courts located in the State of Delaware and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

10.7

Severability; Reformation. Each provision in this Agreement is independent and severable from the others, and no provision will be rendered unenforceable because any other provision is found by a proper authority to be invalid or unenforceable in whole or in part. If any provision of this Agreement is found by such an authority to be invalid or unenforceable in whole or in part, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision and the intent of the parties, within the limits of applicable law.

10.8

No Strict Construction; Headings. This Agreement has been prepared jointly and will not be strictly construed against either party. The Section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

10.9

Waivers. Any delay in enforcing a party’s rights under this Agreement, or any waiver as to a particular default or other matter, will not constitute a waiver of such party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written waiver relating to a particular matter for a particular period of time signed by Consultant and an authorized representative of the waiving party, as applicable.

10.10

Remedies. Consultant agrees that (a) the Company may be irreparably injured by a breach of this Agreement by Consultant; (b) money damages would not be an adequate remedy for any such breach; (c) as a remedy for any such breach the Company will be entitled to seek equitable relief, including injunctive relief and specific performance, without being required by Consultant to post a bond; and (d) such remedy will not be the exclusive remedy for any breach of this Agreement.

10.11

Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. A facsimile or portable document format (“.pdf”) copy of this Agreement, including the signature pages, will be deemed an original.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AEGLEA BIOTHERAPEUTICS, INC.		Mark McKenna

By:	/s/ Cameron Turtle	/s/ Mark McKenna
Name:	Cameron Turtle
Title:	Chief Executive Officer

EXHIBIT A

BUSINESS TERMS EXHIBIT

1.	Consulting Services:

Consultant will provide the following Consulting Services to the Company:

Senior advisor to the executive management team, providing guidance related to organizational and corporate development as well as scientific and clinical strategy.

Consultant will provide Consulting Services on a schedule and at a location or locations as mutually agreed between Consultant and the Chief Executive Officer or the Chief Operating Officer of the Company. In addition, Consultant will be available for a reasonable number of telephone and/or written consultations.

2.	Compensation:

Stock Options: Subject to approval by the Company’s Board of Directors (the “Board”), the Company will grant Consultant nonqualified stock options to purchase 477,000 shares of the Company’s common stock (“Common Stock”), with an exercise price determined by the Board on the date of grant (the “Options”). The Options will vest in accordance with the following vesting schedule: (a) prior to the first one (1) year anniversary of the Effective Date (the “Vesting Commencement Date”), the Options will not be vested or exercisable as to any of the underlying shares; (b) the Options will become vested and exercisable with respect to 1/4th of the underlying shares on the one (1) year anniversary of the Vesting Commencement Date; and (c) thereafter, the Options will become vested and exercisable with respect to an additional 1/48th of the underlying shares when Consultant completes each month of continuous service following the first one (1) year anniversary of the Vesting Commencement Date. The Options will be governed by the terms of the related award agreement, the Company’s 2016 Equity Incentive Plan and the terms and conditions approved by the Board. Notwithstanding the foregoing, if Consultant does not commence services for the Company within two months following the Effective Date, the Company may, in its sole discretion, cancel the Options for no consideration.

Expenses: The Company will reimburse Consultant for any pre-approved expenses actually incurred by Consultant in connection with the provision of Consulting Services. Requests for reimbursement will be in a form reasonably acceptable to the Company and will include supporting documentation.

3.	Term:

This Agreement will be for a term of four (4) years beginning on the Effective Date.

EXHIBIT B

EU DATA PRIVACY EXHIBIT

DATA PROCESSING TERMS

For purposes of this EU Data Privacy Exhibit, capitalized terms used but not defined in this Exhibit will have the meaning ascribed to them in the GDPR. The Company will serve as the Controller and Consultant will serve as the Company’s Processor in respect of all Personal Data made available to Consultant in connection with the provision of the Consulting Services under this Agreement. As a Processor of any such Personal Data, Consultant will:

(a)	Process Personal Data solely for the purposes of providing the Consulting Services and in accordance with the Company’s written instructions and not for any other purpose or in any other manner;

(b)	not disclose or transfer Personal Data to any third party without the Company’s prior written consent, except as permitted under this Agreement;

(c)

use diligent efforts to promptly (i) investigate and remediate any Personal Data Breach by Consultant to prevent a recurrence of such breach; (ii) respond to any request for information from or complaint by a data protection authority/Supervisory Authority in relation to Personal Data that Consultant Processes for the purpose of providing the Consulting Services; and (iii) respond to any request made to Consultant by a Data Subject to exercise rights such as to access, rectify, amend, correct, share, delete or cease Processing his or her Personal Data;

(d)	retain Personal Data for the longer of the time period necessary to perform the Processing Services or as required by applicable law;

(e)	allow the Company or its designee to audit compliance with this EU Data Privacy Exhibit with advance notice and during normal business hours; and

(f)

ensure that transfers of Personal Data outside of the European Economic Area are made only in accordance with EU or Member State law and pursuant to a framework deemed adequate and approved by the European Commission.